CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-203628 of the Variable Annuity-8 Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated February 27, 2015 on the consolidated financial statements and financial statement schedules of Great-West Life & Annuity Insurance Company and subsidiaries appearing in the Statement of Additional Information, which is part of the Registration Statement.

We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Prospectus and in the Statement of Additional Information.
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
December 23, 2015